Exhibit 1.A.(3)(c)

Market Dimensions
Variable Universal Life

Dealer Concession:

Levelized Structure:

Expressed as a Percent of Premium

Year	Up to Target	Above Target	Chargeback (percent of commission)
1	90%	3.5%	100%
2-10	3.5%	3.5%	n/a

Bonus Structure:

Expressed as a Percent of Premium

Year	Up to Target	Above Target	Chargeback (percent of commission)
1	85%	3.5%	100%
2-10	3.5%	3.5%	n/a

Bonus Structure Production Bonus:

Expressed as a Percent of Paid Annualized Premium (PAP)*

PAP	Production Bonus %
$15,000	5%
$30,000	10%
$45,000	15%

* PAP is the lesser of the first year annualized planned premium or the annualized target premium plus 5% of annualized premium.

Asset Trail (Levelized and Bonus Structure):

Expressed as a Percent of Net Account Value

Year	Annualized Asset Trail
6-10	0.25%*
11-20	0.15%**
21+	0.10%***

* Paid on average net account value on a monthly basis at a rate of 0.02083%
** Paid on average net account value on a monthly basis at a rate of 0.0125%
*** Paid on average net account value on a monthly basis at a rate of 0.00833%

Market Allowance:

Tiered Structure:

Paid Annualized Premium (PAP) 01/01/01 - 12/31/01	Marketing Allowance	Charge back period from date of issue
$ 0-249,999	0%	1 year
250,000-499,999	1%
500,000+	2%

Levelized Structure 2%:

Target Premium 01/01/01 - 12/31/01	Marketing Allowance	Charge back period from date of issue
All premium up to target	2%	1 year

Levelized Structure 1%:

Target Premium 01/01/01 - 12/31/01	Marketing Allowance	Charge back period from date of issue
All premium up to target	1%	1 year